   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2001

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                            ------------------------
                             TOWER AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                          41-1746238
        (State or other jurisdiction of                           (I.R.S. Employer
        incorporation or organization)                           Identification No.)

                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 342-2310
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               ANTHONY A. BARONE
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             TOWER AUTOMOTIVE, INC.
                        5211 CASCADE ROAD, SE SUITE 300
                             GRAND RAPIDS, MI 49546
                                 (616) 802-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
    Copies of all communications, including communications sent to agent for service, should be sent to:

                             DENNIS M. MYERS, ESQ.
                                KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 861-2000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
           TO BE REGISTERED                REGISTERED (1)          SHARE (2)            PRICE (2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................       3,636,400             $8.285             $30,127,574            $7,532
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on September 20, 2001, as reported on the New York Stock Exchange.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                3,636,400 Shares

                            [TOWER AUTOMOTIVE LOGO]
                                  Common Stock

     This prospectus relates to 3,636,400 shares of common stock of Tower Automotive, Inc., which may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors. These stockholders acquired shares directly from our company in a private placement completed on August 30, 2001. We will not receive any proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 7.

                            ------------------------

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

     Our common stock is traded on the New York Stock Exchange under the symbol "TWR." On September 20, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $8.21 per share.

     Our principal executive offices are located at 4508 IDS Center, Minneapolis, Minnesota 55402 and our telephone number at that address is (612) 342-2310.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AND COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

           The date of this prospectus is                     , 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS. THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE PROSPECTUS OR PROSPECTUS SUPPLEMENT, AS APPLICABLE.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................      i

Incorporation of Certain Documents by Reference.............     ii

The Company.................................................      1

Risk Factors................................................      2

Forward-Looking Statements..................................      5

Use of Proceeds.............................................      5

Selling Stockholders........................................      6

Plan of Distribution........................................      7

Legal Matters...............................................      8

Experts.....................................................      8

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to you on the SEC's Web site. The address of this site is http://www.sec.gov.

     We have filed with the SEC a registration statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act, with respect to the shares offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and to which reference is hereby made. Statements made in this prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement may be inspected at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the SEC's Web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     - our Current Reports on Form 8-K dated February 5, 2001, April 11, 2001, April 19, 2001, July 30, 2001, September 4, 2001 and September 5, 2001; and

     - the description of our common stock offered hereby contained in our Registration Statement on Form 8-A filed on February 11, 1997.

     Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superceded will not be deemed a part of this prospectus except as so modified or superseded.

     You may request a copy of these filing at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

                             Tower Automotive, Inc.
                                4508 IDS Center
                          Minneapolis, Minnesota 55402
                                 (612) 342-2310
                         Attention: Investor Relations

                                  THE COMPANY

     We are a leading global designer and producer of structural components and assemblies used by every major automotive original equipment manufacturer, or "OEM," in the world. Our customers include Ford, DaimlerChrysler, General Motors, Honda, Toyota, Nissan, Auto Alliance, Fiat, KIA, Hyundai, BMW and Volkswagen. As of December 31, 2000, we employed more than 16,000 colleagues in over 70 locations worldwide.

     Since our inception in April 1993, our revenues and earnings before interest, taxes and depreciation and amortization, or EBITDA, have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. We have successfully completed 14 acquisitions and established joint ventures in China, Mexico, Korea, Japan and the United States. As a result of these acquisitions and internal growth, our revenues and EBITDA have increased from approximately $165.5 million and $18.4 million in 1994 to approximately $2.5 billion and $357.9 million in 2000, representing compound annual growth rates of approximately 58% and 64%, respectively. Our North American content per vehicle has increased from $10.83 in 1994 to $128.88 in 2000.

     Based on revenues, we believe we are the largest independent global supplier of structural components and assemblies to the automotive market. Our principal products include:

     - Lower vehicle structures -- full frames, engine cradles, floor pan components, cross members and other large stampings;

     - Body structures and assemblies -- body pillars, roof rails, side sills, parcel shelves, intrusion beams and fuel filler assemblies;

     - Suspension components, modules and systems -- chassis and suspension modules, control arms, suspension links, track bars, spring and shock towers and trailing axles; and

     - Class A surfaces and modules -- body sides, pick-up box sides, door panels and fenders.

Many of our products are critical to the structural integrity of the vehicle. Increasingly, we are using our products in combination with products manufactured by other suppliers to produce assemblies and modules consisting of multiple component parts. As a result of our design, engineering and program management capabilities, we are able to offer our customers fully integrated modules and assemblies for substantial portions of a vehicle. We have strengthened our relationships with OEMs as the ability to deliver complete assemblies and modules reduces our customers' production and inventory management costs.

                                  RISK FACTORS

     Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

RISKS RELATING TO TOWER AND THE AUTOMOTIVE SUPPLY INDUSTRY

  WE ARE DEPENDENT ON FORD, DAIMLERCHRYSLER AND GM AS OUR LARGEST CUSTOMERS

     Our revenues from Ford, DaimlerChrysler and GM represented approximately 37%, 31% and 5%, respectively, of our revenues in 2000. The loss of Ford, DaimlerChrysler or GM or any other significant customer could have a material adverse effect on us. The contracts we have entered into with many of our customers provide for supplying the customer's requirements for a particular model, rather than for manufacturing a specific quantity of products. These contracts range from one year to the life of the model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant decrease in demand for certain key models or a group of related models sold by any of our major customers could have a material adverse effect on us.

     There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers such as us. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin could be adversely affected.

CYCLICALITY AND SEASONALITY COULD ADVERSELY AFFECT US

     The automotive market is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact us. Recent production cuts announced by Ford, DaimlerChrysler and GM have adversely affected us. As a result we have reported lower operating results in the first half of 2001 as compared to the first half of 2000. Moreover, the terrorist attacks that took place on September 11, 2001 could result in further automotive production cuts as a result of reduced consumer spending. For example, in the wake of such attacks, Ford announced on September 14, 2001 that it would significantly cut automobile production for the third quarter of 2001 and warned that its earnings would be weaker than previously forecast. In the event Ford and the other OEMs cut production as a result of reduced consumer spending levels, our results of operations could be adversely affected.

     Our business is somewhat seasonal. We typically experience decreased revenue and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers.

WE ARE SUBJECT TO CERTAIN RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS

     We have significant international operations, specifically in Europe, Asia and South America. Certain risks are inherent in international operations, including:

     - we may have difficulty enforcing agreements and collecting receivables through certain foreign legal systems;

     - foreign customers may have longer payment cycles than customers in the United States;

     - tax rates in certain foreign countries may exceed those in the United States, and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

     - general economic and political conditions in countries where we operate may have an adverse effect on our operations in those countries;

     - we may find it difficult to manage a large organization spread throughout various countries; and

     - we may find it difficult to comply with foreign laws and regulations.

     As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole. In addition, we generate a significant portion of our revenues and incur a significant portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results. The weakening of European currencies in relation to the U.S. dollar had a negative impact on our revenues in 2000 and the first half of 2001.

WE MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR MATTERS

     Many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled vehicles. For example, strikes by the United Auto Workers led to the shutdown of most of GM's North American assembly plants in June and July of 1998. We estimate that this work stoppage at GM's facilities had an unfavorable impact of approximately $24.7 million on our 1998 revenues. In the event that one or more of our customers experiences a material work stoppage, such a work stoppage could have a material adverse effect on our business.

     In addition, approximately 6,200 of our employees are unionized (representing approximately 39% of our hourly employees as of December 31, 2000). No assurance can be given that we will not encounter strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

     To maximize our operational efficiencies, we continually review the utilization of our facilities and equipment, and, where appropriate, make corresponding adjustments. As part of that objective, we have entered into decision based bargaining with one of our unions to address the possible transfer or relocation of certain of our Milwaukee press operations. This or similar actions may result in near term restructuring costs, with the objective of achieving long-term benefits.

WE MAY BE ADVERSELY AFFECTED BY THE IMPACT OF ENVIRONMENTAL AND SAFETY REGULATIONS TO WHICH WE ARE SUBJECT

     We are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations. There can be no assurance that we are at all times in complete compliance with all such requirements. We have made and will continue to make capital and other expenditures to comply with environmental regulations. If a release of hazardous substances occurs on or from one of our properties or any associated offsite disposal location, or if contamination is discovered at any of our current or former properties, we may be held liable, and the amount of such liability could be material.

WE OPERATE IN THE HIGHLY COMPETITIVE AUTOMOTIVE SUPPLY INDUSTRY

     The automotive component supply industry is highly competitive. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do. In addition, with respect to certain of our products, we compete with divisions of our OEM customers. There can be no assurance that our products will be able to compete successfully with the products of these other companies. Our competitive position in the automotive component supply industry could be adversely affected in the event that we are unsuccessful in making strategic acquisitions or establishing joint ventures that will enable us to expand our global presence.

     We principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect our business. In addition, as a result of the relatively long lead times required for many of our complex structural components, it may be difficult in the short-term for us to obtain new sales to replace any unexpected decline in the sale of existing products. We may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.

RISKS RELATED TO OUR COMMON STOCK

SHARES ELIGIBLE FOR FUTURE SALE MAY CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL

     We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. As of June 30, 2001, we had outstanding 44,345,958 shares of our common stock. Of these shares, all but 477,972 shares are either freely tradable in the public market, unless acquired by our affiliates, or are "restricted securities" as that term is defined in Rule 144 under the Securities Act and eligible for immediate sale in the public market pursuant to Rule 144, subject to certain volume and manner of sale limitations. As of June 30, 2001, options to purchase an aggregate of 2,116,338 shares of our common stock were outstanding under our stock option plans. Other shares of our common stock issued in the future may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

     - general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

     - our failure to develop or successfully introduce new products;

     - increased competition in the automotive components supply market;

     - unforeseen problems associated with international sales, including gains and losses from foreign currency exchange;

     - implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry;

     - changes in general economic conditions in the United States and Europe;
       and

     - various other factors beyond our control.

     All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the common stock offered hereby.

                              SELLING STOCKHOLDERS

     We are registering all 3,636,400 shares covered by this prospectus on behalf of the selling stockholders named in the table below (including their donees, pledgees, distributees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus). We issued all of these shares of common stock to the selling stockholders in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to Tower by the respective selling stockholders. For more information, see "Plan of Distribution." None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the ownership of these shares or other securities of Tower Automotive.

     The table below lists the selling stockholders and the other information regarding the ownership of the common stock by each of the selling stockholders.

                                                     NUMBER OF
                                                      SHARES          NUMBER OF         SHARES OWNED AFTER
                                                       OWNED           SHARES              OFFERING (1)
                                                   PRIOR TO THIS    BEING OFFERED    -------------------------
              SELLING STOCKHOLDER                    OFFERING          HEREBY        NUMBER     PERCENTAGE (2)
              -------------------                  -------------    -------------    ------     --------------
Hartford Capital Appreciation Fund.............      2,429,045        2,429,045            0          *
The Hartford U.S. Capital Appreciation Fund....         20,500           20,500            0          *
WTC-CIF Specialty Growth Equity Portfolio......          5,000            5,000            0          *
LKCM Small Cap Equity Fund.....................        185,000           75,000      110,000          *
Combined Master Retirement Trust -- Luther King
  Capital Management...........................         35,000           15,000       20,000          *
Heartland Group Inc. fbo Heartland Value
  Fund.........................................        500,000          500,000            0          *
Broadview Advisors, LLC........................        296,800           46,400      250,400          *
Putnam Variable Trust -- Putnam VT Small Cap
  Value Fund...................................        506,200           70,800      435,400          *
Putnam Investment Funds -- Putnam Small Cap
  Value Fund...................................        363,900          229,200      134,700          *
Deephaven Private Placement Trading Ltd........        245,455          245,455            0          *

-------------------------
* Less than 1.0%.

(1) Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares of common stock. However, the selling stockholders are not representing that any of the shares covered by this prospectus will be offered for sale, and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(2) The percentage of common stock beneficially owned is based on the shares of common stock outstanding on September 13, 2001.

The prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders (including, subject to applicable law, their pledgees, donees, distributees, transferees or successors-in-interest who receive any shares covered by this prospectus) are offering shares of our common stock that they acquired from us in a private placement transaction. This prospectus covers the selling stockholders' resale of up to 3,636,400 shares of our common stock.

     In connection with our sale to the selling stockholders of the common stock, we agreed to file a registration statement with the SEC. This registration statement covers the resale of the common stock from time to time as indicated in this prospectus. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective for a period not to exceed two years and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the selling stockholders' sale of the shares covered by this prospectus. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

     The selling stockholders may sell the shares of common stock described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors-in-interest that receive such shares as a gift, partnership distribution or other transfer may offer shares of the common stock covered by this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may sell shares of common stock from time to time in one or more transactions:

     - at fixed prices that may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     The selling stockholders may offer their shares of common stock in one or more of the following transactions (which may include block trades and crosses):

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

     - in the over-the-counter market;

     - in privately negotiated transactions;

     - through put or call options;

     - by pledge to secure debts and other obligations;

     - by a combination of the above methods of sale; or

     - to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, and in connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions; provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker, dealer or other financial institution, and upon a default, the broker, dealer or other financial institution may effect sales of the loaned or pledged shares pursuant to this prospectus.

     The SEC might deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act, and might deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the common stock in the ordinary course of its business, and at the time the selling stockholder purchased the common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Because the selling stockholders might be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Those requirements may be satisfied through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act with respect to sales effected on such exchange. We will deliver a copy of this prospectus to the NYSE for such purpose.

     To our knowledge, the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing relevant information regarding such arrangement. A supplement to this prospectus will also be filed upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares.

     Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed on for Tower Automotive, Inc. by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.

                                    EXPERTS

     The financial statements of Tower Automotive, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,636,400 SHARES

                             TOWER AUTOMOTIVE, INC.

                             TOWER AUTOMOTIVE LOGO

                                  COMMON STOCK

                              September     , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of expenses, to be paid solely by Tower Automotive, Inc., of the issuance and distribution of the securities being registered hereby. All amounts are estimated except the SEC registration fee and the New York Stock Exchange listing fee:

Securities and Exchange Commission registration fee.........    $  7,532
New York Stock Exchange listing fee.........................      22,150
Blue Sky fees and expenses (including attorneys' fees and
  expenses).................................................          --
Printing expenses...........................................       2,000
Accounting fees and expenses................................      10,000
Legal fees and expenses.....................................     100,000
Miscellaneous expenses......................................       1,318
                                                                --------
       Total................................................    $143,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  GENERAL CORPORATION LAW

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Statute") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an "indemnified capacity"). The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

     The certificate of incorporation of Tower Automotive, Inc. ("Issuer") provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Issuer or is or was serving at the request of Issuer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Issuer to the fullest extent authorized by the Delaware Statute, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Issuer to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney's fees, judgments, fines,

ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as otherwise provided in certificate of incorporation, with respect to proceedings to enforce rights to indemnification, the Issuer shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Issuer. The right to indemnification conferred in the certificate of incorporation is a contract right and includes the right to be paid by Issuer the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Statute requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Issuer of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. If a claim under the certificate of incorporation is not paid in full by Issuer within sixty days after a written claim has been received by Issuer, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against Issuer to recover the unpaid amount of the claim.

     The certificates of incorporation of the Issuer provides that, to the fullest extent permitted by the Delaware Statute, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

ITEM 16. EXHIBITS.

     The attached Exhibit Index is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 21, 2001.

                                          TOWER AUTOMOTIVE, INC.
                                          By: /s/ DANIEL H. WEBBER
                                            ------------------------------------
                                            Daniel H. Webber
                                            Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Judith A. Vijums, Scott D. Rued, Daniel H. Webber and Anthony A. Barone and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                           -------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

            SIGNATURES                              CAPACITY                        DATES
            ----------                              --------                        -----
                                       Chairman and Director                  September 21, 2001
-----------------------------------
           S.A. Johnson

      /s/ DUGALD K. CAMPBELL           President, Chief Executive Officer     September 21, 2001
-----------------------------------    (Principal Executive Officer) and
        Dugald K. Campbell             Director

       /s/ JAMES R. LOZELLE            Director                               September 21, 2001
-----------------------------------
         James R. Lozelle

         /s/ SCOTT D. RUED             Vice President, Corporate              September 21, 2001
-----------------------------------    Development and Director
           Scott D. Rued

                                       Director                               September 21, 2001
-----------------------------------
           F.J. Loughrey

       /s/ ENRIQUE ZAMBRANO            Director                               September 21, 2001
-----------------------------------
         Enrique Zambrano

                                       Director                               September 21, 2001
-----------------------------------
       Jurgen M. Geissinger

            SIGNATURES                              CAPACITY                        DATES
            ----------                              --------                        -----
                                       Director                               September 21, 2001
-----------------------------------
             Ali Jenab

        /s/ GEORGIA NELSON             Director                               September 21, 2001
-----------------------------------
          Georgia Nelson

       /s/ ANTHONY A. BARONE           Vice President and Chief Financial     September 21, 2001
-----------------------------------    Officer (Principal Accounting
         Anthony A. Barone             Officer)

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                    DESCRIPTION
  -------                                  -----------
         3.1       Amended and Restated Certificate of Incorporation of Tower
                   Automotive, Inc., as Amended by the Certificate of Amendment
                   to Certificate of Incorporation, dated June 2, 1997. (1)
         3.2       Amended and Restated By-laws of Tower Automotive, Inc.(2)
         4.1       Form of Common Stock Certificate.(3)
         4.2       Securities Purchase Agreement, Dated as of August 29, 2001,
                   by and between Tower Automotive, Inc. and the Investors
                   party thereto.
         4.3       Registration Rights Agreement, Dated as of August 29, 2001,
                   by and between Tower Automotive, Inc. and the Investors
                   party thereto.
         5.1       Opinion of Kirkland & Ellis.
        23.1       Consent of Arthur Andersen LLP
        23.2       Consent of Kirkland & Ellis (Included in Exhibit 5.1).
        24.1       Powers of Attorney (Included in Part II to the Registration
                   Statement).

-------------------------
(1) Incorporated by reference to exhibit 4.2 of the registrant's Registration Statement on Form S-3 (Registration No. 333-38827).

(2) Incorporated by reference to exhibit 3.2 of the registrant's Registration Statement on Form S-1 (Registration No. 33-80320).

(3) Incorporated by reference to exhibit 4.1 of the registrant's Registration Statement on Form S-3 (Registration No. 333-38827).